Adopted November 9, 1939                                      File No. 69-306


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.




                                   FORM U-3A-2




                          STATEMENT BY HOLDING COMPANY
                      CLAIMING EXEMPTION UNDER RULE U-3A-2
                           FROM THE PROVISIONS OF THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                      To Be Filed Annually Prior to March 1


                        Pinnacle West Capital Corporation
                        ---------------------------------
                                (Name of Company)


hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR
     (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

     Pinnacle West Capital Corporation ("Claimant"), having been incorporated on February 20, 1985 under the laws of the State of Arizona, and having its principal executive offices at 400 East Van Buren, Suite 700, Phoenix, Arizona 85004, was organized principally to acquire and hold securities of other corporations for investment purposes. The following are the subsidiaries of the
Claimant:

     a. Arizona Public Service Company ("APS" or the "Company"), is engaged principally in serving electricity in the State of Arizona. Incorporated in 1920 under the laws of the State of Arizona and having its principal executive offices at 400 North Fifth Street, Phoenix, Arizona 85004, APS became a subsidiary of the Claimant pursuant to a corporate restructuring plan approved by the Company's shareholders on April 18, 1985.

          (1) AXIOM Power Solutions, Inc. ("AXIOM") -- an Arizona corporation having been incorporated on October 29, 1996 and having its principal executive offices at 400 E. Van Buren, Phoenix, Arizona 85004, was organized primarily to sell security and energy management products and services. AXIOM is a wholly-owned subsidiary of APS.

          (2) Bixco, Inc. ("Bixco") -- an Arizona corporation having been incorporated on June 4, 1971 and having its principal executive offices at 400 North Fifth Street, Phoenix, Arizona 85004, was organized primarily to conduct exploration activities for energy resources and other valuable minerals. Subsequent to the sale of its oil and natural gas properties in 1981, Bixco has been inactive. Bixco is a wholly-owned subsidiary of APS.

     b. APS Energy Services Company, Inc. ("APSES") -- an Arizona corporation having been incorporated on November 6, 1998 and having its principal executive offices at 400 E. Van Buren, Phoenix, Arizona 85004, was organized primarily to sell energy, products and services. APSES is a wholly-owned subsidiary of the Claimant.

     c. SunCor Development Company ("SunCor") - an Arizona corporation having been incorporated on June 30, 1965 and having its principal executive offices at 3838 North Central Avenue, Suite 1500,

     Phoenix, Arizona 85012, is a wholly-owned subsidiary of Claimant engaged primarily in the owning, holding and development of real property.

          (1) SunCor Golf, Inc. ("SunCor Golf") (previously named "SunCor Resort & Golf Management, Inc." and "SunCor Farms, Inc.") -- an Arizona corporation having been incorporated on December 31, 1986 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, operates and manages golf, food and beverage for the Coral Canyon Golf Course, Sedona Golf Resort, SunRidge Canyon Golf Club, Sanctuary Golf Club at West World and Palm Valley Golf Club. SunCor Golf is a wholly-owned subsidiary of SunCor.

          (2) Litchfield Park Service Company ("LPSCO") -- an Arizona corporation having been incorporated on September 21, 1954 and having its principal executive offices at 111 West Wigwam Boulevard, Suite B, Litchfield Park, Arizona 85340, is a regulated public utility engaged in providing water and sewer services to commercial and residential customers. LPSCO became a wholly-owned subsidiary of SunCor on December 31,1986.

          (3) Golden Heritage Homes, Inc. ("Golden Heritage Homes") -- (previously named "SunCor Homes, Inc.", "LGR, Inc." and "WGP Realty, Inc.") an Arizona corporation having been incorporated on May 14, 1986 and having its principal executive offices at 7025 East Greenway Parkway, Suite 100, Scottsdale, Arizona 85254, builds and sells single family residential real property. Golden Heritage Homes is a wholly-owned subsidiary of SunCor.

          (4) Golden Heritage Construction, Inc. ("GH Construction") -- an Arizona corporation having been incorporated on December 30, 1993 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, was organized to serve as a general residential contractor. GH Construction became a wholly-owned subsidiary of Golden Heritage Homes, Inc. on January 1, 1996.

          (5) SCM, Inc. ("SCM") -- an Arizona corporation having been incorporated on May 14, 1991 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, was organized to participate in real estate joint ventures and other real estate related activities. SCM is a wholly-owned subsidiary of SunCor.

          (6) Golf de Mexico, S.A. DE C.V. ("Golf de Mexico") -- a Mexican variable capital corporation having been incorporated on February 8, 1992 in Tijuana, Baja California, Mexico, and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, was organized to operate and manage the Real del Mar Golf Course in Mexico. Golf de Mexico has been inactive since 1997.

          (7) SunCor Realty & Management Company ("SunCor Realty") -- (previously named Russell Ranch Development Company) an Arizona corporation having been incorporated on April 1, 1994 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012 was organized to participate in real estate management and other real estate related activities. SunCor Realty is a wholly-owned subsidiary of SunCor.

          (8) Palm Valley Golf Club, Inc. ("Palm Valley Golf") -- an Arizona corporation having been incorporated on January 23, 1996 and having its principal executive offices at 3838 North Central Avenue, Suite 1500, Phoenix, Arizona 85012, was organized to hold title to the Palm Valley Golf Course. Palm Valley Golf is a wholly-owned subsidiary of SunCor.

          (9) Rancho Viejo de Santa Fe, Inc. ("Rancho Viejo") -- a New Mexico corporation having been incorporated on March 18, 1996 and having its principal executive offices at 1590-B Pacheco Street, Santa Fe, New Mexico 87505, was organized to engage in real estate development in New Mexico. Rancho Viego is a wholly-owned subsidiary of SunCor.

          (10) Ranchland Utility Company ("Ranchland") -- a New Mexico corporation having been incorporated on September 5, 1997 and having its principal executive offices at 1590-B Pacheco Street, Santa Fe, New Mexico 87505 is a waste water utility. Ranchland is a wholly-owned subsidiary of Rancho Viejo.

     d. El Dorado Investment Company -- an Arizona corporation having been incorporated on July 27, 1983 and having its principal executive offices at 400 East Van Buren, Suite 800, Phoenix, Arizona 85004, is a wholly-owned subsidiary of Claimant engaged primarily in the acquisition and holding of stocks and securities of other companies for investment purposes.

     e. Pinnacle West Energy Corporation ("PWEC") - an Arizona corporation having been incorporated on September 27, 1999, and having its principal executive offices at 400 North Fifth Street, Phoenix, Arizona 85004, was organized primarily for the development, production and sale of wholesale energy. PWEC is a wholly-owned subsidiary of the Claimant.

2.   A  BRIEF  DESCRIPTION  OF  THE  PROPERTIES  OF  CLAIMANT  AND  EACH  OF ITS
     SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

     Neither the Claimant nor any of its subsidiaries own property used for the production, transmission and distribution of natural or manufactured gas. APS, a "public utility company" as that term is defined in the Public Utility Holding Company Act of 1935, is the only one of Claimant's subsidiaries that owns property used for the generation, transmission and distribution of electric energy for sale.

     Exhibit D attached hereto shows the location of APS' major generating plants (including those owned jointly with others), principal transmission lines (including those operated for others) and interconnections of transmission lines with out-of-state utilities at state lines. All of such facilities, except the Four Corners Generating Station ("Four Corners"), and all of APS' distribution facilities, are located within the State of Arizona. Four Corners is a mine-mouth power plant, located in the northwest corner of New Mexico, near the city of Farmington, approximately 40 miles east of the Arizona-New Mexico border.

     APS' present generating facilities have an accredited capacity aggregating 3,987,300 kilowatts, comprised as follows:

Coal:                                                             Capacity (kW)
                                                                   ----------
Units 1, 2 and 3 at Four Corners,
  aggregating...................................................      560,000
15% owned Units 4 and 5 at Four Corners,
  representing..................................................      222,000
Units 1, 2, and 3 at the Cholla Plant,
  aggregating...................................................      615,000
14% owned Units 1, 2 and 3 at the Navajo
  Plant, representing...........................................      315,000
                                                                   ----------
                                                                    1,712,000
                                                                   ==========
Gas or Oil:
Two steam units at Ocotillo and two steam
  units at Saguaro, aggregating.................................      435,000(1)
Eleven combustion turbine units,
  aggregating...................................................      493,000
Three combined cycle units,
  aggregating...................................................      255,000
                                                                   ----------
                                                                    1,183,000
                                                                   ==========
Nuclear:
29.1 % owned or leased Units 1, 2 and 3
  at Palo Verde, representing                                       1,086,300
                                                                   ==========

Hydro and Solar                                                         6,000
                                                                   ==========

----------
(1)  West Phoenix steam units (108,300 kw) are currently mothballed.

     APS' transmission facilities consist of approximately 4,855 pole miles of overhead lines and approximately 20 miles of underground lines, all of which are located within the State of Arizona. APS' distribution facilities consist of approximately 11,681 pole miles of overhead lines and approximately 11,331 miles of underground lines, all of which are located within the State of Arizona.

3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

(DATA IS NOT MAINTAINED IN A FORMAT IDENTIFYING THE STATE IN WHICH THE SALES AND PURCHASES ARE MADE OR THE AMOUNT OF THEIR ASSOCIATED REVENUES OR EXPENSES.)

          a. NUMBER OF KWH OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.

                    44,531,881,000 kwh of electric energy sold at wholesale or retail

                    0 Mcf. of natural or manufactured gas distributed at wholesale or retail

          b.  NUMBER  OF  KWH  OF  ELECTRIC   ENERGY  AND  MCF.  OF  NATURAL  OR
     MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED.

                    63,234,000 kwh of electric energy was distributed at retail outside Arizona

                    0 Mcf. of natural or manufactured gas distributed at retail outside Arizona

          c.  NUMBER  OF  KWH  OF  ELECTRIC   ENERGY  AND  MCF.  OF  NATURAL  OR
     MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.

                    1,663,868,000 kwh of electric energy was sold at wholesale outside Arizona or at state line (excluding power marketing activities).

                    2,444,508 Mcf. of natural or manufactured gas sold at wholesale outside Arizona or at state line (excluding power marketing activities).

          d.  NUMBER  OF  KWH  OF  ELECTRIC   ENERGY  AND  MCF.  OF  NATURAL  OR
     MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.

                    1,149,715,000  kwh of electric energy was purchased  outside
                    Arizona  or  at  state  line   (excluding   power  marketing
                    activities).

                    30,143,707 Mcf. of natural or manufactured gas purchased outside Arizona or at state line (excluding power marketing activities).

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

     The Claimant holds no interest, direct or indirect, in an EWG or a foreign utility company.

          a. NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

          Not applicable.

          b. NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD.

          Not applicable.

          c. TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

          Not applicable.

          d. CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

          Not applicable.

          e. IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT(S).

          Not applicable.

                                    EXHIBIT A

     A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR, TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

     Exhibit  A  hereto   includes   consolidating   statements  of  income  and
consolidating balance sheets for the Claimant and the following of its subsidiaries: Arizona Public Service Company, SunCor Development Company, El Dorado Investment Company, APS Energy Services Company, Inc. and Pinnacle West Energy Corporation. Subsidiaries have been consolidated for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 94, Consolidation of All Majority-Owned Subsidiaries. Also included are consolidating statements of income and consolidating balance sheets for SunCor Development Company and its subsidiaries.

                       EXHIBIT B FINANCIAL DATA STATEMENT

IF, AT THE TIME A REPORT ON THIS FORM IS FILED, THE REGISTRANT IS REQUIRED TO SUBMIT THIS REPORT AND ANY AMENDMENTS THERETO ELECTRONICALLY VIA EDGAR, THE REGISTRANT SHALL FURNISH A FINANCIAL DATA SCHEDULE. THE SCHEDULE SHALL SET FORTH THE FINANCIAL AND OTHER DATA SPECIFIED BELOW THAT ARE APPLICABLE TO THE REGISTRANT ON A CONSOLIDATED BASIS.

          1.   TOTAL ASSETS.

          2.   TOTAL OPERATING REVENUES.

          3.   NET INCOME.

See Exhibit B hereto.

                                    EXHIBIT C


     AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING-COMPANY SYSTEM.

     Not applicable.

                                    EXHIBIT D

     In accordance with Item 304 of Regulation S-T of the Securities Exchange Act of 1934, APS' Service Territory map contained as Exhibit D to this Form U-3A-2 is a map of the State of Arizona showing APS' service area, the location of its major power plants and principal transmission lines, and the location of transmission lines operated by APS for others. The major power plants shown on such map are the Navajo Generating Station located in Coconino County, Arizona; the Four Corners Power Plant located near Farmington, New Mexico; the Cholla Power Plant, located in Navajo County, Arizona; the Yucca Power Plant, located near Yuma, Arizona; and the Palo Verde Nuclear Generating Station, located about 55 miles west of Phoenix, Arizona (each of which plants is reflected on such map as being jointly owned with other utilities), as well as the Ocotillo Power Plant and West Phoenix Power Plant, each located near Phoenix, Arizona, and the Saguaro Power Plant, located near Tucson, Arizona. APS' major transmission lines shown on such map are reflected as running between the power plants named above and certain major cities in the State of Arizona. The transmission lines operated for others shown on such map are reflected as running from the Four Corners Plant through a portion of northern Arizona to the California border.

     The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 2001.


                                        Pinnacle West Capital corporation
                                        ----------------------------------------
                                        (Name of Claimant)


                                        By Barbara M. Gomez
                                           -------------------------------------
                                           Barbara M. Gomez
                                           Treasurer

[CORPORATE SEAL]


Attest:


Betsy A. Pregulman
-----------------------------------
Betsy A. Pregulman
Associate Secretary


Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:


Barbara M. Gomez           Treasurer
----------------           ---------
(Name)                     (Title)

400 North Fifth Street, Station 9996, Phoenix, Arizona 85004
------------------------------------------------------------
(Address)

PINNACLE WEST CAPITAL CORPORATION
EXHIBIT B
FINANCIAL DATA SCHEDULE
HOLDING COMPANY REPORT
                                    12/31/00


The Claimant submits the following consolidated financial information:

     1    Total Assets:                 $ 7,149,151

     2    Total Operating Revenues:     $ 3,690,175

     3    Net Income:                   $   302,332

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATING BALANCE SHEET (unaudited)
December 31, 2000
(THOUSANDS OF DOLLARS)




                                                          PWCC         APS          PWMT       SUNCOR        ELDO         PWE
                                                       ----------   ----------    ---------   ---------    ---------    ---------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                            $    1,330   $    2,609    $     175   $   5,149    $     247    $      73
  Customer and other receivables - net                    234,761      468,343       45,907       5,418          182        8,669
  Accrued utility revenue                                               74,566
  Materials and supplies                                                71,966
  Fossil fuel                                                           19,405
  Deferred income taxes                                                  5,793
  Other current assets                                      6,692       55,920                   34,439                         2
                                                       ----------   ----------    ---------   ---------    ---------    ---------
      Total current assets                                242,783      698,602       46,082      45,006          429        8,744
                                                       ----------   ----------    ---------   ---------    ---------    ---------

INVESTMENTS AND OTHER ASSETS
  Real estate investments, net (cap interest) 1145.1                                            372,103
  Other assets                                          2,478,599      269,678                    7,413       20,999
                                                       ----------   ----------    ---------   ---------    ---------    ---------
      Total investments and other                       2,478,599      269,678                  379,516       20,999
                                                       ----------   ----------    ---------   ---------    ---------    ---------

PROPERTY, PLANT AND EQUIPMENT
  Plant in service                                                   7,805,025
  Nuclear Fuel                                                          47,389
  Construction work in progress                                        245,749           20                               218,663
                                                       ----------   ----------    ---------   ---------    ---------    ---------
      Total                                                          8,098,163           20                               218,663
  Less accumulated depreciation and amortization                     3,187,328
                                                       ----------   ----------    ---------   ---------    ---------    ---------
      Net Property, Plant and Equipment                              4,910,835           20                               218,663
                                                       ----------   ----------    ---------   ---------    ---------    ---------

DEFERRED DEBITS
  Deferred income taxes                                                                          26,920
  Regulatory asset for income taxes
  Regulatory assets                                                    469,867
  Other deferred debits                                                 50,733          192      10,464                     1,140
                                                       ----------   ----------    ---------   ---------    ---------    ---------
      Total deferred debits                                            520,600          192      37,384                     1,140
                                                       ----------   ----------    ---------   ---------    ---------    ---------
      TOTAL ASSETS                                     $2,721,382   $6,399,715    $  46,294   $ 461,906    $  21,428    $ 228,547
                                                       ==========   ==========    =========   =========    =========    =========

                                                                       *ELIMINATIONS AND
                                                                       ADJUSTING ENTRIES*
                                                        ENERGY      -------------------------
                                                       SERVICES      DEBIT           CREDIT              TOTAL
                                                       ---------    ---------      ----------         ----------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                            $     780                                      $   10,363
  Customer and other receivables - net                    15,265                   $  264,723(b)         513,822
  Accrued utility revenue                                                                                 74,566
  Materials and supplies                                                                                  71,966
  Fossil fuel                                                                                             19,405
  Deferred income taxes                                                                                    5,793
  Other current assets                                       945                                          97,998
                                                       ---------    ---------      ----------         ----------
      Total current assets                                16,990                      264,723            793,913
                                                       ---------    ---------      ----------         ----------

INVESTMENTS AND OTHER ASSETS
  Real estate investments, net (cap interest) 1145.1                $   4,849 (f)       5,629(e)         371,323
  Other assets                                             2,199                    2,460,639(a,f,h)     318,249
                                                       ---------    ---------      ----------         ----------
      Total investments and other                          2,199        4,849       2,466,268            689,572
                                                       ---------    ---------      ----------         ----------

PROPERTY, PLANT AND EQUIPMENT
  Plant in service                                         4,541                                       7,809,566
  Nuclear Fuel                                                                                            47,389
  Construction work in progress                              108                                         464,540
                                                       ---------    ---------      ----------         ----------
      Total                                                4,649                                       8,321,495
  Less accumulated depreciation and amortization             974                                       3,188,302
                                                       ---------    ---------      ----------         ----------
      Net Property, Plant and Equipment                    3,675                                       5,133,193
                                                       ---------    ---------      ----------         ----------

DEFERRED DEBITS
  Deferred income taxes                                                                26,920(o)
  Regulatory asset for income taxes
  Regulatory assets                                                                                      469,867
  Other deferred debits                                                    77(h)                          62,606
                                                       ---------    ---------      ----------         ----------
      Total deferred debits                                                77          26,920            532,473
                                                       ---------    ---------      ----------         ----------
      TOTAL ASSETS                                     $  22,864    $   4,926      $2,757,911         $7,149,151
                                                       =========    =========      ==========         ==========

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATING BALANCE SHEET
December 31, 2000
(THOUSANDS OF DOLLARS)



                                              PWCC          APS            PWMT         SUNCOR         ELDO          PWE
                                           ----------    ----------     ----------    ----------    ----------    ----------
LIABILITIES AND EQUITY

CURRENT LIABILITIES
  Accounts payable                         $   12,609    $  267,999     $   51,033    $   15,211    $      129    $   13,372
  Accrued taxes                                             106,515         (1,870)                      3,228
  Accrued interest                              2,647        39,488                          819
  Short-term borrowings                                      82,100
  Current maturities of long-term debt        213,000       250,266                          203
  Customer Deposits                                          24,498                        1,691
  Other current liabilities                    30,192       142,126                        5,936           157       201,990
                                           ----------    ----------     ----------    ----------    ----------    ----------
      Total current liabilities               258,448       912,992         49,163        23,860         3,514       215,362
                                           ----------    ----------     ----------    ----------    ----------    ----------
NON-CURRENT LIABILITIES
  Long-term debt less current maturities       25,000     1,806,908                      123,175
                                           ----------    ----------     ----------    ----------    ----------    ----------

      Total                                    25,000     1,806,908                      123,175
                                           ----------    ----------     ----------    ----------    ----------    ----------
DEFERRED CREDITS AND OTHER
  Deferred income taxes                        39,318     1,110,437                                      1,546
  Unamortized gain                                           68,636
  Other                                        15,902       380,974                        6,686
                                           ----------    ----------     ----------    ----------    ----------    ----------

      Total deferred credits                   55,220     1,560,047                        6,686         1,546
                                           ----------    ----------     ----------    ----------    ----------    ----------

COMMITMENTS AND CONTINGENCIES (NOTE)

MINORITY INTERESTS:
  Non-Redeemable preferred stock of APS
                                           ----------    ----------     ----------    ----------    ----------    ----------

  Redeemable preferred stock of APS
                                           ----------    ----------     ----------    ----------    ----------    ----------

  Joint Ventures of SunCor                                                                 5,629
                                           ----------    ----------     ----------    ----------    ----------    ----------
COMMON STOCK EQUITY:
  Common stock                              2,005,932     1,424,966                      356,391        14,046        15,626
  Accumulated deficit                         376,782       694,802         (2,869)      (53,835)        2,322        (2,441)
                                           ----------    ----------     ----------    ----------    ----------    ----------

      Total                                 2,382,714     2,119,768         (2,869)      302,556        16,368        13,185
                                           ----------    ----------     ----------    ----------    ----------    ----------

  TOTAL LIABILITIES AND EQUITY             $2,721,382    $6,399,715     $   46,294    $  461,906    $   21,428    $  228,547
                                           ==========    ==========     ==========    ==========    ==========    ==========


                                                                        *ELIMINATIONS*
                                            ENERGY                ---------------------------        ----------
                                            SERVICES                DEBIT            CREDIT            TOTAL
                                           ----------             ----------       ----------        ----------
LIABILITIES AND EQUITY

CURRENT LIABILITIES
  Accounts payable                         $   15,472             $       20(I,p)                    $  375,805
  Accrued taxes                                    12                 18,659(k)    $       20(i)         89,246
  Accrued interest                                                                                       42,954
  Short-term borrowings                           675                       (m)                          82,775
  Current maturities of long-term debt                                                                  463,469
  Customer Deposits                                                                                      26,189
  Other current liabilities                                          269,541(b,g)                       110,860
                                           ----------             ----------       ----------        ----------
      Total current liabilities                16,159                288,220               20         1,191,298
                                           ----------             ----------       ----------        ----------
NON-CURRENT LIABILITIES
  Long-term debt less current maturities                                                              1,955,083
  Other liabilites
                                           ----------             ----------       ----------        ----------

      Total                                                                                           1,955,083
                                           ----------             ----------       ----------        ----------
DEFERRED CREDITS AND OTHER
  Deferred income taxes                                                                (8,261)(k,o)   1,143,040
  Unamortized gain                                                                                       68,636
  Other                                                                                 4,818(g)        408,380
                                           ----------             ----------       ----------        ----------

      Total deferred credits                                                           (3,443)        1,620,056
                                           ----------             ----------       ----------        ----------

COMMITMENTS AND CONTINGENCIES (NOTE)

MINORITY INTERESTS:
  Non-Redeemable preferred stock of APS
                                           ----------             ----------       ----------        ----------

  Redeemable preferred stock of APS
                                           ----------             ----------       ----------        ----------

  Joint Ventures of SunCor                                             5,629(e)
                                           ----------             ----------       ----------        ----------
COMMON STOCK EQUITY:
  Common stock                                 29,060              2,313,190(a)                       1,532,831
  Accumulated deficit                         (22,355)                               (142,523)(a)       849,883
                                           ----------             ----------       ----------        ----------

      Total                                     6,705              2,313,190         (142,523)        2,382,714
                                           ----------             ----------       ----------        ----------

  TOTAL LIABILITIES AND EQUITY             $   22,864             $2,607,039       $ (145,946)       $7,149,151
                                           ==========             ==========       ==========        ==========

                        ADJUSTING AND ELIMINATION ENTRIES
                                DECEMBER 31, 2000

(a)  Common stock                                      $2,313,190
          Accumulated deficit                                        $ (142,523)
          Other investments                                           2,455,713

     To eliminate PNW investment in subsidiaries

                                          Common        Earnings/
                                           Stock        Dividends       Total
                                         ----------    ----------    ----------
     APS                                 $1,898,067    $  221,701    $2,119,768
     Power Marketing                                       (2,869)       (2,869)
     Pinnacle West Energy                    15,626        (2,441)       13,185
     Energy Services                         29,060       (22,355)        6,705
     SunCor                                 356,391       (53,835)      302,556
     El Dorado                               14,046         2,322        16,368
                                         ----------    ----------    ----------
          Total                          $2,313,190    $  142,523    $2,455,713
                                         ==========    ==========    ==========

(b)  Other current liabilities                         $  264,723
          Customer and other receivables - net                       $  264,723

     To eliminate intercompany receivables/payables between all entities

                                       Intercompany   Intercompany
                                        Receivables     Payables
                                         ----------    ----------
     Pinnacle West CC                    $  236,628    $  236,628
     APS                                     24,463        24,463
     Pinnacle West Energy                     1,086         1,086
     Energy Services                            488           488
     Power Marketing                          1,484         1,484
     Palo Verde (50)                            497           497
     Four Corners (10)                           47            47
     Cholla (30)                                 30            30
                                         ----------    ----------
           Total                         $  264,723    $  264,723
                                         ==========    ==========

(e)  Minority interest                                 $    5,629
          Real estate investments - net                              $    5,629

     To eliminate minority interest of SunCor JV partners

(f)  Real estate investments - net                     $    4,849
          Other - assets                                             $    4,849

     To reclass PNW capitalized interest related to SunCor (1145.1)

(g)  Other current liabilities                         $    4,818
          Other deferred credits                                     $    4,818

     To reclass PNW deferred comp to long-term (2085)

(h)  Other deferred debits                             $       77
          Other - assets                                             $       77

     To relcass PNW unamortized debt to long-term (1130-1131)

                        ADJUSTING AND ELIMINATION ENTRIES
                                DECEMBER 31, 2000

(i)  Accounts payable                                  $       20
          Accrued taxes                                              $       20

     To reclass PNW property tax (2002.1)

(k)  Accrued taxes                                     $   18,659
          Other deferred debits                                      $   18,659

     To reclass PNW accrued taxes (2090)

(o)  Deferred income taxes-current portion             $       --
     Deferred income taxes-noncurrent portion              26,920
          Deferred income taxes                                      $   26,920

                        PINNACLE WEST CAPITAL CORPORATION
                   CONSOLIDATING INCOME STATEMENT (unaudited)
                       FOR THE PERIODS ENDED DECEMBER 31,
                             (THOUSANDS OF DOLLARS)



                                                       PWCC            APS            PWMT           SUNCOR           ELDO
                                                    -----------    -----------     -----------     -----------     -----------
OPERATING REVENUES:
  Electric                                                         $ 3,480,252     $    52,337
  Real Estate                                                                                      $   158,365
                                                    -----------    -----------     -----------     -----------     -----------
     Total                                                   --      3,480,252          52,337         158,365              --
                                                    -----------    -----------     -----------     -----------     -----------
FUEL EXPENSES:
  Fuel for electric generation                                         333,265              --
  Purchased power                                                    1,547,464          54,054
                                                    -----------    -----------     -----------     -----------     -----------
     Total                                                   --      1,880,729          54,054              --              --
                                                    -----------    -----------     -----------     -----------     -----------
OPERATING EXPENSES:
  Utility operations and maintenance                                   430,696           3,016
  Real estate operations                                                                               134,279
  Depreciation and amortization                     $       266        388,660               6           4,657              --
  Taxes other than income taxes                                         99,730              --
                                                    -----------    -----------     -----------     -----------     -----------
     Total                                                  266        919,086           3,022         138,936              --
                                                    -----------    -----------     -----------     -----------     -----------
OPERATING INCOME                                           (266)       680,437          (4,739)         19,429              --
                                                    -----------    -----------     -----------     -----------     -----------
OTHER INCOME (DEDUCTIONS):

  Energy Services                                                           --              --
  Interest on long-term debt                            (11,472)      (134,431)             --         (10,672)             --
  Other interest                                         (1,012)       (14,352)             --              --              --
  Capitalized interest                                       31         10,894              --           6,202              --
  Preferred stock dividend requirements                                     --              --
  Other, net                                            305,998        (10,637)             --           4,343           3,677
                                                    -----------    -----------     -----------     -----------     -----------
     Total                                              293,545       (148,526)             --            (127)          3,677
                                                    -----------    -----------     -----------     -----------     -----------
Income from continuing operations b4 income taxes       293,279        531,911          (4,739)         19,302           3,677
Income Tax Expense (Benefit)                             (9,053)       225,317          (1,870)          7,764           1,694
                                                    -----------    -----------     -----------     -----------     -----------
Income from continuing operations                       302,332        306,594          (2,869)         11,538           1,983
Extraordinary charge                                         --             --
discontinued operations                                      --
Accounting change                                            --             --              --              --              --
                                                    -----------    -----------     -----------     -----------     -----------
NET INCOME (L0SS)                                   $   302,332    $   306,594     $    (2,869)    $    11,538     $     1,983
                                                    ===========    ===========     ===========     ===========     ===========

                                                                                     ADJUSTMENTS & ELIMINATIONS
                                                                      ENERGY      --------------------------------
                                                       PWE           SERVICES       DEBIT                CREDIT           TOTAL
                                                    -----------     -----------   -----------          -----------     -----------
OPERATING REVENUES:
  Electric                                                          $    24,859   $    25,638(f)                       $ 3,531,810
  Real Estate                                                                                                              158,365
                                                    -----------     -----------   -----------          -----------     -----------
     Total                                                               24,859        25,638                   --       3,690,175
                                                    -----------     -----------   -----------          -----------     -----------
FUEL EXPENSES:
  Fuel for electric generation                                                                                             333,265
  Purchased power                                                        25,638                             25,638(f)    1,601,518
                                                    -----------     -----------   -----------          -----------     -----------
     Total                                                               25,638            --               25,638       1,934,783
                                                    -----------     -----------   -----------          -----------     -----------
OPERATING EXPENSES:
  Utility operations and maintenance                      2,441          14,656                                            450,809
  Real estate operations                                                                  143(b)                --         134,422
  Depreciation and amortization                                             821                                            394,410
  Taxes other than income taxes                                                            50(c)                            99,780
                                                    -----------     -----------   -----------          -----------     -----------
     Total                                                2,441          15,477           193                   --       1,079,421
                                                    -----------     -----------   -----------          -----------     -----------
OPERATING INCOME                                         (2,441)        (16,256)       25,445              (25,638)        675,971
                                                    -----------     -----------   -----------          -----------     -----------
OTHER INCOME (DEDUCTIONS):

  Energy Services
  Interest on long-term debt                                                                                   159(h)     (156,416)
  Other interest                                         (4,487)            (24)                             5,052(e,g)    (14,823)
  Capitalized interest                                    4,487              24                                             21,638
  Preferred stock dividend requirements
  Other, net                                                              3,090       306,850(a,e,g,h)         193(b,c)       (186)
                                                    -----------     -----------   -----------          -----------     -----------
     Total                                                   --           3,090       306,850                5,404        (149,787)
                                                    -----------     -----------   -----------          -----------     -----------
Income from continuing operations b4 income taxes        (2,441)        (13,166)      281,405              (20,234)        526,184
Income Tax Expense (Benefit)                                                                                               223,852
                                                    -----------     -----------   -----------          -----------     -----------
Income from continuing operations                        (2,441)        (13,166)      281,405              (20,234)        302,332
Extraordinary charge
discontinued operations
Accounting change                                                                          --                   --
                                                    -----------     -----------   -----------          -----------     -----------
NET INCOME (L0SS)                                   $    (2,441)    $   (13,166)  $   281,405          $   (20,234)    $   302,332
                                                    ===========     ===========   ===========          ===========     ===========

                        ADJUSTING AND ELIMINATING ENTRIES
                       FOR THE PERIODS ENDED DECEMBER 31,

(a)  Other - net (Subs income)                         $  301,639
          Retained Earnings                                          $  301,639

     To eliminate PWCC Equity in earnings from subsidiairies

                                            PWCC
                                         ----------
          APS                            $  306,594
          PWMT                           $   (2,869)
          Pinnacle West Energy               (2,441)
          Energy Services                   (13,166)
          SunCor                             11,538
          El Dorado                           1,983
                                         ----------
                Total                    $  301,639
                                         ==========

(b)  Real Estate Operations                            $      143
          Interest Expense (PWCC) 5849.0097                          $      143

     To reclass Capitalized Interest for SunCor Land Sales.


(c)  Taxes other than income taxes                     $       50
          Other - net                                                $       50

     To reclass PNW property taxes (650051)

(e)  Other, net (El Dorado interest income)            $      542
          Other interest                                             $      542

     To eliminate interest on ELD loan to PNW (650095)

(f)  Electricity Sales                                 $   25,638
          Purchased Power                                            $   25,638

     To eliminate sales from APS to APSES

     NOTE: As of July APSES is purchasing all power from SRP, in the future they will resume purchasing power from APS and we will have to eliminate.

(g)  Interest Income - PNW                             $    4,510
          Interest Expense - PWE                                     $    4,510

     To eliminate interest expense/income on loan from PNW to PWE

(h)  Interest Income - PNW                             $      159
          Interest Expense - Suncor                                  $      159

     To eliminate interest expense/income on unpaid Suncor dividend

                           SUNCOR DEVELOPMENT COMPANY
                     CONSOLIDATED BALANCE SHEET (unaudited)
                                    31-DEC-00

                                                 1000          SCOTT D.        LENA M.          PAUL N.          3500
ACCOUNT DESCRIPTION                             SUNCOR          LPSCO         RANCHLAND          SASI            SMLP
-------------------                          ------------    ------------    ------------    ------------    ------------
  CURRENT ASSETS
CASH AND SHORT TERM INVESTMENTS                 5,402,595         897,193         395,400         300,904         260,662
ACCOUNTS RECEIVABLE                                85,856         375,064          14,396         113,166

INTERCOMPANY ACCOUNTS:
SASI
LPSCO                                              15,731
CORAL CANYON                                      650,044
SMLP                                               12,492
PVGC
CORAL CANYON GOLF
CC DEVELOPMENT FROM CC GOLF COURSE
WWOS                                              (92,907)
GOLDEN HERITAGE - GENERAL 129                   2,634,962
SCM-GENERAL 129                                 6,881,947
HOMEBUILDING I/C INTEREST 12904                 5,748,529
HOMEBUILDING CASH ADVANCES                      5,184,808
COMMERCIAL - GENERAL
SUNRIDGE - DEVELOPMENT                            103,351
SUNRIDGE - GOLF                                   194,492
SEDONA - DEVELOPMENT                               29,014
SEDONA - GOLF                                     134,069
CLUB WEST                                         221,941
WIGWAM RESORT                                      51,837
HFS FINANCIAL SERVICES                              7,966
WESTWORLD DEVELOPMENT                                 450
SANCTUARY GOLF                                    144,333
INTEREST RECEIVABLE                               350,634
NOTES RECEIVABLE                                  102,032
INVENTORIES
PREPAID EXPENSES                                   22,211
HOME INVENTORY GOLDEN HERITAGE                      6,888
HOME INVENTORY RANCHO VIEJO
HOME INVENTORY CORAL CANYON
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL CURRENT ASSETS                     27,893,276       1,272,257         409,797         414,070         260,662

  LONG-TERM ASSETS
DEVELOPMENT PROJECTS
CORAL CANYON
HIDDEN HILLS
RANCHO VIEJO
PALM VALLEY
LITCHFIELD GREENS
VILLAGE OF LITCHFIELD GREENS
SCOTTSDALE MOUNTAIN                                                                                             3,300,313
MARKETPLACE - AUTOPLEX
TATUM RANCH                                       498,513
TALAVI
WIGWAM OUTLET STORES
GOLDEN HERITAGE
BILTMORE ESTATES
BLACK CANYON COMMERCE PARK
OTHER COMMERCIAL LAND
EQUITY INVESTMENTS:
EQUITY IN CTRPT ASSOC-LLP
INVEST IN HAYDEN FERRY LAKESIDE
INVEST IN KYRENE ASSOCIATES LLC
INVEST IN PV APARTMENTS (I & II)
INVESTMENT IN SUNRIDGE CANYON LLC               1,431,298
INVESTMENT IN SEDONA GOLF LC                    4,856,237
INVEST IN TALAVI  ASSOCIATES LLC
INVESTMENT IN SANCTUARY GOLF                    3,734,146
INVESTMENT IN HFS MORTGAGE
CONSOLIDATED ELIMINATING ENTITIES:
INVEST IN KABUTO/SUNCOR JV                      6,616,664
INVEST IN SCOTTS MTN LTD PART                   2,307,567
INVEST IN GOLDEN HERITAGE                       6,640,236
GOLDEN HERITAGE DUE DILIGENCE
INVESTMENT IN SCM                                 517,850
INVESTMENT IN LPSCO                            15,473,739
INVESTMENT IN SASI
INVESTMENT IN PALM VALLEY                     151,156,985
INVESTMENT IN PALM VALLEY GOLF                  4,744,115
INVESTMENT IN CLUB WEST G.C.                    3,259,883
PALM VALLEY GOLF CONTRIB.  CAP                  4,940,770
INVESTMENT IN CORAL CANYON GOLF                  (153,937)
INVESTMENT IN RANCHO VIEJO                     18,763,648
INVESTMENT IN RANCHLAND UTILITY                  (152,101)
INVESTMENT IN HIDDEN HILLS                     11,382,590
INVESTMENT IN CORAL CANYON                     26,874,578

INVESTMENT IN FIDDLESTICKS-SCOTTS              (2,571,350)
INVESTMENT IN FIDDLESTICKS-TEMPE                 (404,512)
INVESTMENT IN FUNTASTICKS                         146,585
INVESTMENT IN GENERAL COMM OPS                 82,369,699
INVESTMENT IN PV MARKETPLACE                    3,473,608
INVESTMENT IN DYSART/MCDOWELL                     872,112
INVESTMENT IN PV PAVILIONS                      3,821,322
INVESTMENT IN PV CROSSING                       1,306,479
INVESTMENT IN PALM VALLEY OFFICE PARK             247,225
INVESTMENT IN AUTOPLEX                           (148,809)
INVESTMENT IN TALAVI                             (221,422)
INVESTMENT IN METROCENTER                         281,411
INVESTMENT IN RESTORATION PLACE                  (178,047)
INVESTMENT IN LITCHFIELD PARK OPS                 168,239
INVESTMENT IN LP PROF. PLAZA                        6,876
INVESTMENT IN WWOS LLC                         (1,319,040)
INVESTMENT IN APS PROPERTIES                      422,040
INVESTMENT IN BLACK CANYON CP                     741,506
COMMERCIAL PROPERTIES
WWOS
LONG-TERM NOTES RECEIVABLE                      3,574,077
SDC PHASE I LAND NOTE TO WWOS                     962,496
SDC PAYOFF OF WWOS RLC                         10,000,000
SDC LOAN TO LPSCO                                 300,000
PROPERTY & EQUIPMENT, NET                         770,821                                          36,696
DEFERRED ASSETS                                 5,314,755         321,468          33,279
DEFERRED INCOME TAXES                          26,533,921
WATER & SEWER UTILITY PROP, NET                                22,254,148       1,149,961
LPSCO RESTRICTED CASH FUNDS                                     2,394,649
RANCHO VIEJO RESTRICTED CASH FUNDS
SCOTTSDALE MOUNTAIN RESTRICTED CASH FUNDS

DEPOSITS
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL LONG-TERM ASSETS                  399,362,773      24,970,265       1,183,240          36,696       3,300,313
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL ASSETS                            427,256,049      26,242,522       1,593,036         450,766       3,560,975
                                             ============    ============    ============    ============    ============


                                               LINDA H.         TONYA          GAYE LYNN       LARRY W.          5500
ACCOUNT DESCRIPTION                              PVGC          CLUB WEST         CC GOLF         GHH              PV
-------------------                          ------------    ------------    ------------    ------------    ------------
  CURRENT ASSETS
CASH AND SHORT TERM INVESTMENTS                    43,711         131,857          38,384          89,108        (597,619)
ACCOUNTS RECEIVABLE                                30,741          11,879          12,927         708,060          (6,165)

INTERCOMPANY ACCOUNTS:
SASI
LPSCO
CORAL CANYON
SMLP
PVGC                                           (4,940,770)
CORAL CANYON GOLF                                                                 (54,809)
CC DEVELOPMENT FROM CC GOLF COURSE
WWOS
GOLDEN HERITAGE - GENERAL 129                                                                  (1,202,697)
SCM-GENERAL 129                                                                                (6,881,947)
HOMEBUILDING I/C INTEREST 12904                                                                (5,748,529)
HOMEBUILDING CASH ADVANCES
COMMERCIAL - GENERAL
SUNRIDGE - DEVELOPMENT
SUNRIDGE - GOLF
SEDONA - DEVELOPMENT
SEDONA - GOLF
CLUB WEST
WIGWAM RESORT
HFS FINANCIAL SERVICES
WESTWORLD DEVELOPMENT
SANCTUARY GOLF
INTEREST RECEIVABLE
NOTES RECEIVABLE
INVENTORIES                                        87,838          81,616          52,335
PREPAID EXPENSES                                   42,756           7,315             200          24,342
HOME INVENTORY GOLDEN HERITAGE                                                                 30,168,781
HOME INVENTORY RANCHO VIEJO
HOME INVENTORY CORAL CANYON
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL CURRENT ASSETS                     (4,735,724)        232,667          49,036      17,157,117        (603,783)

  LONG-TERM ASSETS
DEVELOPMENT PROJECTS
CORAL CANYON
HIDDEN HILLS
RANCHO VIEJO
PALM VALLEY                                                                                                   153,033,673
LITCHFIELD GREENS                                                                                                  68,157
VILLAGE OF LITCHFIELD GREENS
SCOTTSDALE MOUNTAIN
MARKETPLACE - AUTOPLEX
TATUM RANCH
TALAVI
WIGWAM OUTLET STORES
GOLDEN HERITAGE
BILTMORE ESTATES
BLACK CANYON COMMERCE PARK
OTHER COMMERCIAL LAND
EQUITY INVESTMENTS:
EQUITY IN CTRPT ASSOC-LLP
INVEST IN HAYDEN FERRY LAKESIDE
INVEST IN KYRENE ASSOCIATES LLC
INVEST IN PV APARTMENTS (I & II)                                                                                  275,488
INVESTMENT IN SUNRIDGE CANYON LLC
INVESTMENT IN SEDONA GOLF LC
INVEST IN TALAVI  ASSOCIATES LLC
INVESTMENT IN SANCTUARY GOLF
INVESTMENT IN HFS MORTGAGE
CONSOLIDATED ELIMINATING ENTITIES:
INVEST IN KABUTO/SUNCOR JV
INVEST IN SCOTTS MTN LTD PART
INVEST IN GOLDEN HERITAGE
GOLDEN HERITAGE DUE DILIGENCE
INVESTMENT IN SCM
INVESTMENT IN LPSCO
INVESTMENT IN SASI                                                                                                235,243
INVESTMENT IN PALM VALLEY
INVESTMENT IN PALM VALLEY GOLF
INVESTMENT IN CLUB WEST G.C.
PALM VALLEY GOLF CONTRIB.  CAP
INVESTMENT IN CORAL CANYON GOLF
INVESTMENT IN RANCHO VIEJO
INVESTMENT IN RANCHLAND UTILITY
INVESTMENT IN HIDDEN HILLS
INVESTMENT IN CORAL CANYON

INVESTMENT IN FIDDLESTICKS-SCOTTS
INVESTMENT IN FIDDLESTICKS-TEMPE
INVESTMENT IN FUNTASTICKS
INVESTMENT IN GENERAL COMM OPS
INVESTMENT IN PV MARKETPLACE
INVESTMENT IN DYSART/MCDOWELL
INVESTMENT IN PV PAVILIONS
INVESTMENT IN PV CROSSING
INVESTMENT IN PALM VALLEY OFFICE PARK
INVESTMENT IN AUTOPLEX
INVESTMENT IN TALAVI
INVESTMENT IN METROCENTER
INVESTMENT IN RESTORATION PLACE
INVESTMENT IN LITCHFIELD PARK OPS
INVESTMENT IN LP PROF. PLAZA
INVESTMENT IN WWOS LLC
INVESTMENT IN APS PROPERTIES
INVESTMENT IN BLACK CANYON CP
COMMERCIAL PROPERTIES                          12,382,937       8,478,448       6,395,332
WWOS
LONG-TERM NOTES RECEIVABLE                                                                                        498,808
SDC PHASE I LAND NOTE TO WWOS
SDC PAYOFF OF WWOS RLC
SDC LOAN TO LPSCO
PROPERTY & EQUIPMENT, NET                         397,125                         288,460         867,751         290,466
DEFERRED ASSETS                                   149,715                                                         144,112
DEFERRED INCOME TAXES
WATER & SEWER UTILITY PROP, NET
LPSCO RESTRICTED CASH FUNDS
RANCHO VIEJO RESTRICTED CASH FUNDS
SCOTTSDALE MOUNTAIN RESTRICTED CASH FUNDS

DEPOSITS                                                                                           62,330
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL LONG-TERM ASSETS                   12,929,777       8,478,448       6,683,792         930,081     154,545,948
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL ASSETS                              8,194,053       8,711,115       6,732,828      18,087,198     153,942,164
                                             ============    ============    ============    ============    ============


                                                 5501                             3300         R. VIEJO          3900
ACCOUNT DESCRIPTION                            KABUTO JV         COMM.          H HILLS        JOYCE L.       C. CANYON
-------------------                          ------------    ------------    ------------    ------------    ------------
  CURRENT ASSETS
CASH AND SHORT TERM INVESTMENTS                     5,182        (928,950)       (101,122)       (312,157)       (475,687)
ACCOUNTS RECEIVABLE                                               598,897                         200,169         500,275

INTERCOMPANY ACCOUNTS:
SASI
LPSCO
CORAL CANYON
SMLP
PVGC
CORAL CANYON GOLF
CC DEVELOPMENT FROM CC GOLF COURSE                                                                              6,840,673
WWOS
GOLDEN HERITAGE - GENERAL 129
SCM-GENERAL 129
HOMEBUILDING I/C INTEREST 12904
HOMEBUILDING CASH ADVANCES
COMMERCIAL - GENERAL
SUNRIDGE - DEVELOPMENT
SUNRIDGE - GOLF
SEDONA - DEVELOPMENT
SEDONA - GOLF
CLUB WEST
WIGWAM RESORT
HFS FINANCIAL SERVICES
WESTWORLD DEVELOPMENT
SANCTUARY GOLF
INTEREST RECEIVABLE
NOTES RECEIVABLE                                                                                                  208,620
INVENTORIES                                                        40,362
PREPAID EXPENSES                                                   11,324                             450         115,455
HOME INVENTORY GOLDEN HERITAGE
HOME INVENTORY RANCHO VIEJO                                                                     4,430,162
HOME INVENTORY CORAL CANYON                                                                                     2,449,435
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL CURRENT ASSETS                          5,182        (278,367)       (101,122)      4,318,624       9,638,771

  LONG-TERM ASSETS
DEVELOPMENT PROJECTS
CORAL CANYON                                                                                                   17,678,943
HIDDEN HILLS                                                                   17,088,092
RANCHO VIEJO                                                                                   13,869,468
PALM VALLEY                                                    15,792,205
LITCHFIELD GREENS
VILLAGE OF LITCHFIELD GREENS                   13,839,065
SCOTTSDALE MOUNTAIN
MARKETPLACE - AUTOPLEX                                          4,913,292
TATUM RANCH
TALAVI                                                            782,548
WIGWAM OUTLET STORES
GOLDEN HERITAGE
BILTMORE ESTATES
BLACK CANYON COMMERCE PARK                                      1,474,224
OTHER COMMERCIAL LAND                                           2,124,954
EQUITY INVESTMENTS:
EQUITY IN CTRPT ASSOC-LLP                                      22,080,662
INVEST IN HAYDEN FERRY LAKESIDE                                 3,132,793
INVEST IN KYRENE ASSOCIATES LLC
INVEST IN PV APARTMENTS (I & II)
INVESTMENT IN SUNRIDGE CANYON LLC
INVESTMENT IN SEDONA GOLF LC
INVEST IN TALAVI  ASSOCIATES LLC                                2,500,094
INVESTMENT IN SANCTUARY GOLF
INVESTMENT IN HFS MORTGAGE
CONSOLIDATED ELIMINATING ENTITIES:
INVEST IN KABUTO/SUNCOR JV
INVEST IN SCOTTS MTN LTD PART
INVEST IN GOLDEN HERITAGE
GOLDEN HERITAGE DUE DILIGENCE
INVESTMENT IN SCM
INVESTMENT IN LPSCO
INVESTMENT IN SASI
INVESTMENT IN PALM VALLEY
INVESTMENT IN PALM VALLEY GOLF
INVESTMENT IN CLUB WEST G.C.
PALM VALLEY GOLF CONTRIB.  CAP
INVESTMENT IN CORAL CANYON GOLF
INVESTMENT IN RANCHO VIEJO
INVESTMENT IN RANCHLAND UTILITY                                                                 1,109,212
INVESTMENT IN HIDDEN HILLS
INVESTMENT IN CORAL CANYON

INVESTMENT IN FIDDLESTICKS-SCOTTS
INVESTMENT IN FIDDLESTICKS-TEMPE
INVESTMENT IN FUNTASTICKS
INVESTMENT IN GENERAL COMM OPS
INVESTMENT IN PV MARKETPLACE
INVESTMENT IN DYSART/MCDOWELL
INVESTMENT IN PV PAVILIONS
INVESTMENT IN PV CROSSING
INVESTMENT IN PALM VALLEY OFFICE PARK
INVESTMENT IN AUTOPLEX
INVESTMENT IN TALAVI
INVESTMENT IN METROCENTER
INVESTMENT IN RESTORATION PLACE
INVESTMENT IN LITCHFIELD PARK OPS
INVESTMENT IN LP PROF. PLAZA
INVESTMENT IN WWOS LLC
INVESTMENT IN APS PROPERTIES
INVESTMENT IN BLACK CANYON CP
COMMERCIAL PROPERTIES                                          34,090,144
WWOS                                                           13,806,739
LONG-TERM NOTES RECEIVABLE
SDC PHASE I LAND NOTE TO WWOS
SDC PAYOFF OF WWOS RLC
SDC LOAN TO LPSCO
PROPERTY & EQUIPMENT, NET                                                                         168,808         519,401
DEFERRED ASSETS                                                 1,441,156                                           1,989
DEFERRED INCOME TAXES
WATER & SEWER UTILITY PROP, NET                                                                   264,261
LPSCO RESTRICTED CASH FUNDS
RANCHO VIEJO RESTRICTED CASH FUNDS                                                                600,357
SCOTTSDALE MOUNTAIN RESTRICTED CASH FUNDS

DEPOSITS
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL LONG-TERM ASSETS                   13,839,065     102,138,809      17,088,092      16,012,106      18,200,333
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL ASSETS                             13,844,247     101,860,441      16,986,970      20,330,730      27,839,104
                                             ============    ============    ============    ============    ============


                                                         CONSOLIDATING & ELIMINATING ENTRIES
                                             ------------------------------------------------------------

ACCOUNT DESCRIPTION                                 REF              DEBIT          REF         CREDIT        CONSOLIDATED
-------------------                          -----------------    ------------    -------    ------------    ---------------
  CURRENT ASSETS
CASH AND SHORT TERM INVESTMENTS                                                                                 5,149,460.86
ACCOUNTS RECEIVABLE                                                                     Y         177,220       2,468,046.09

INTERCOMPANY ACCOUNTS:
SASI                                                                                                                    0.00
LPSCO                                                                                   H          15,731               0.00
CORAL CANYON                                                                            X         650,044               0.00
SMLP                                                                                    J          12,492               0.00
PVGC                                                         N       4,940,770                                          0.00
CORAL CANYON GOLF                                           AA          54,809                                          0.00
CC DEVELOPMENT FROM CC GOLF COURSE                                                     AA       6,840,673               0.00
WWOS                                                         Q          92,907                                          0.00
GOLDEN HERITAGE - GENERAL 129                                A       1,202,697          A       2,634,962               0.00
SCM-GENERAL 129                                                      6,881,947          A       6,881,947               0.00
HOMEBUILDING I/C INTEREST 12904                              C       5,748,529          C       5,748,529               0.00
HOMEBUILDING CASH ADVANCES                                                              B       5,184,808               0.00
COMMERCIAL - GENERAL                                                                                                    0.00
SUNRIDGE - DEVELOPMENT                                                                                            103,350.90
SUNRIDGE - GOLF                                                                                                   194,492.38
SEDONA - DEVELOPMENT                                                                                               29,013.66
SEDONA - GOLF                                                                                                     134,068.70
CLUB WEST                                                                               Z         221,941               0.00
WIGWAM RESORT                                                                                                      51,837.48
HFS FINANCIAL SERVICES                                                                                              7,965.90
WESTWORLD DEVELOPMENT                                                                                                 450.00
SANCTUARY GOLF                                                                                                    144,332.99
INTEREST RECEIVABLE                                                                     P          96,097         254,536.60
NOTES RECEIVABLE                                                                                                  310,652.44
INVENTORIES                                                                                                       262,150.82
PREPAID EXPENSES                                                                                                  224,052.95
HOME INVENTORY GOLDEN HERITAGE                                                          E       3,101,379      27,074,290.21
HOME INVENTORY RANCHO VIEJO                                                                                     4,430,162.42
HOME INVENTORY CORAL CANYON                                                                                     2,449,435.00
                                                                                                                        0.00
                                                                  ------------               ------------    ---------------
      TOTAL CURRENT ASSETS                                          18,921,661                 31,565,823      43,288,299.40
  LONG-TERM ASSETS
DEVELOPMENT PROJECTS
CORAL CANYON                                                                                                   17,678,943.00
HIDDEN HILLS                                                                            T       4,474,530      12,613,561.57
RANCHO VIEJO                                                                                                   13,869,468.43
PALM VALLEY                                                                                                   168,825,877.83
LITCHFIELD GREENS                                                                                                  68,156.70
VILLAGE OF LITCHFIELD GREENS                                                                                   13,839,064.56
SCOTTSDALE MOUNTAIN                                                                                             3,300,312.71
MARKETPLACE - AUTOPLEX                                                                                          4,913,291.55
TATUM RANCH                                                                                                       498,513.15
TALAVI                                                                                                            782,547.91
WIGWAM OUTLET STORES                                                                                                    0.00
GOLDEN HERITAGE                                                                                                         0.00
BILTMORE ESTATES                                                                                                        0.00
BLACK CANYON COMMERCE PARK                                                                                      1,474,223.57
OTHER COMMERCIAL LAND                                                                                           2,124,953.97
EQUITY INVESTMENTS:                                                                                                     0.00
EQUITY IN CTRPT ASSOC-LLP                                                                                      22,080,661.88
INVEST IN HAYDEN FERRY LAKESIDE                                                                                 3,132,792.60
INVEST IN KYRENE ASSOCIATES LLC                                                                                         0.00
INVEST IN PV APARTMENTS (I & II)                                                                                  275,488.32
INVESTMENT IN SUNRIDGE CANYON LLC                                                                               1,431,298.36
INVESTMENT IN SEDONA GOLF LC                                                                                    4,856,237.26
INVEST IN TALAVI  ASSOCIATES LLC                                                                                2,500,094.19
INVESTMENT IN SANCTUARY GOLF                                                                                    3,734,146.32
INVESTMENT IN HFS MORTGAGE                                                                                              0.00
CONSOLIDATED ELIMINATING ENTITIES:                                                                                      0.00
INVEST IN KABUTO/SUNCOR JV                                                              R       9,610,458      (2,993,794.72)
INVEST IN SCOTTS MTN LTD PART                                I      20,413,693          I      22,727,157          (5,896.38)
INVEST IN GOLDEN HERITAGE                                                    -          D       6,640,236               0.00
GOLDEN HERITAGE DUE DILIGENCE                                                                                           0.00
INVESTMENT IN SCM                                                                       D         517,850               0.00
INVESTMENT IN LPSCO                                                                     F      15,087,805         385,934.07
INVESTMENT IN SASI                                           L         650,000          L         885,243               0.00
INVESTMENT IN PALM VALLEY                                                    -          V     151,156,985               0.00
INVESTMENT IN PALM VALLEY GOLF                               M       1,414,058          M       6,158,173               0.00
INVESTMENT IN CLUB WEST G.C.                                 Z         182,143          Z       3,442,026               0.00
PALM VALLEY GOLF CONTRIB.  CAP                                                          N       4,940,770               0.00
INVESTMENT IN CORAL CANYON GOLF                             AA         208,746         AA          54,809               0.00
INVESTMENT IN RANCHO VIEJO                                                              U      18,763,648               0.00
INVESTMENT IN RANCHLAND UTILITY                              Y         152,101          Y       1,109,212               0.00
INVESTMENT IN HIDDEN HILLS                                                              T      11,382,590               0.00
INVESTMENT IN CORAL CANYON                                   W         199,345          W      27,073,923               0.00

INVESTMENT IN FIDDLESTICKS-SCOTTS                            S       4,393,865          S       1,822,515               0.00
INVESTMENT IN FIDDLESTICKS-TEMPE                             S       1,708,971          S       1,304,459               0.00
INVESTMENT IN FUNTASTICKS                                    S         475,282          S         621,867               0.00
INVESTMENT IN GENERAL COMM OPS                                                          S      82,369,699               0.00
INVESTMENT IN PV MARKETPLACE                                                            S       3,473,608               0.00
INVESTMENT IN DYSART/MCDOWELL                                                           S         872,112               0.00
INVESTMENT IN PV PAVILIONS                                                              S       3,821,322               0.00
INVESTMENT IN PV CROSSING                                                               S       1,306,479               0.00
INVESTMENT IN PALM VALLEY OFFICE PARK                                                   S         247,225               0.00
INVESTMENT IN AUTOPLEX                                       S         148,809                                          0.00
INVESTMENT IN TALAVI                                         S         221,422                                          0.00
INVESTMENT IN METROCENTER                                                               S         281,411               0.00
INVESTMENT IN RESTORATION PLACE                              S         178,047                                          0.00
INVESTMENT IN LITCHFIELD PARK OPS                                                       S         168,239               0.00
INVESTMENT IN LP PROF. PLAZA                                                            S           6,876               0.00
INVESTMENT IN WWOS LLC                                       S       1,319,040                                          0.00
INVESTMENT IN APS PROPERTIES                                                            S         422,040               0.00
INVESTMENT IN BLACK CANYON CP                                                           S         741,506               0.00
COMMERCIAL PROPERTIES                                                                                          61,346,861.38
WWOS                                                                                                           13,806,738.53
LONG-TERM NOTES RECEIVABLE                                                                                      4,072,885.45
SDC PHASE I LAND NOTE TO WWOS                                                           P         962,496               0.00
SDC PAYOFF OF WWOS RLC                                                                  P      10,000,000               0.00
SDC LOAN TO LPSCO                                                                       G         300,000               0.00
PROPERTY & EQUIPMENT, NET                                                                                       3,339,527.65
DEFERRED ASSETS                                                                                                 7,406,474.15
DEFERRED INCOME TAXES                                                                                          26,533,921.39
WATER & SEWER UTILITY PROP, NET                                                                                23,668,369.51
LPSCO RESTRICTED CASH FUNDS                                                                                     2,394,648.90
RANCHO VIEJO RESTRICTED CASH FUNDS                                                                                600,356.97
SCOTTSDALE MOUNTAIN RESTRICTED CASH FUNDS                                                                               0.00
                                                                                                                        0.00
DEPOSITS                                                                                                           62,330.00
                                                                  ------------               ------------    ---------------
      TOTAL LONG-TERM ASSETS                                        31,665,522                392,747,268     418,617,990.78
                                                                  ------------               ------------    ---------------
      TOTAL ASSETS                                                  50,587,183                424,313,091     461,906,290.18
                                                                  ============               ============    ===============

                           SUNCOR DEVELOPMENT COMPANY
                           CONSOLIDATED BALANCE SHEET
                                    31-DEC-00



                                                 1000          SCOTT D.        LENA M.          PAUL N.          3500
ACCOUNT DESCRIPTION                             SUNCOR          LPSCO         RANCHLAND          SASI            SMLP
-------------------                          ------------    ------------    ------------    ------------    ------------
LIABILITIES:

  CURRENT LIABILITIES
A/P & RETENTION                                   112,349         432,083             (43)         39,817           5,066
ACCRUED LIABILITIES                             4,629,880         944,416             403         133,843          10,676

INTERCOMPANY ACCOUNTS:
LPSCO - SDC                                                        15,731
SMLP - SDC                                                                                                         12,492
SCM-SDC  CASH ADVANCES 267
GH-SDC INTERCO CAPITAL 265
WWOS-SDC
CLUB WEST
CORAL CANYON
CC GOLF COURSE TO CC DEVELOPMENT
RANCHLAND-RANCHO VIEJO                                                            176,174
INTEREST PAYABLE                                  818,757
S/T NOTES PAYABLE
$45 MILLION TERM LOAN
$55 MILLION RLC
TEXTRON LOAN - PVGC
DEF PROFIT & UNEARNED REVENUE                   3,101,379
PWCC INTERCO PAYABLE                              210,445
APS LAND  INTERCO PAYABLE
CUSTOMER DEPOSITS                                                                                  41,864
                                             ------------    ------------    ------------    ------------    ------------
                                                8,872,810       1,392,229         176,534         215,524          28,234
  LONG-TERM LIABILITIES
LONG-TERM NOTES PAYABLE
WWOS OWES SDC PH I LAND NOTE
WWOS RLC PAYOFF BY SDC
CORPORATE TERM NOTE
CORPORATE RLC                                 110,000,000
LPSCO BONDS                                                     5,215,000
TEXTRON LOAN - PVGC
LOAN - CLUB WEST
PENSION LIABILITY - SUNCOR                      5,415,169
PENSION LIABILITY - WIGWAM RESORT                 310,840
OTHER ACCRUED LIABILITIES                         102,085         432,965         113,584
DEFERRED TAXES                                                     17,613
LONG-TERM CUSTOMER DEPOSITS                                     3,796,171         346,275
CONTRIB PROPERTY AIA
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL L/T LIABILITIES                   115,828,094       9,461,749         459,859               0               0
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL LIABILITIES                       124,700,904      10,853,978         636,393         215,524          28,234

MINORITY INTEREST
  SDC COMMON STOCK                              1,022,000
  SDC ADDITIONAL PAID IN CAPITAL              355,368,522
  SDC EARNED SURPLUS-BEGINNING                (65,374,629)
  SDC EARNED SURPLUS-CURRENT                   11,539,252
  SUBSIDIARY EARNINGS-CURRENT                                     365,082         (60,243)        (76,048)         45,973
  SUBSIDIARY EQUITY:
LPSCO                                                          15,023,462
SASI                                                                                              311,291
SMLP #3500                                                                                                      3,486,768
PVGC
CLUB WEST
HOMEBUILDING
PALM VALLEY #5500
KABUTO JV #3000
COMMERCIAL PROPERTIES #2000
HIDDEN HILLS #3300
RANCHO VIEJO #6600
RANCHLAND UTILITY                                                               1,016,886
CORAL CANYON #3900
                                             ------------    ------------    ------------    ------------    ------------
TOTAL EQUITY                                  302,555,145      15,388,544         956,643         235,243       3,532,741
                                             ------------    ------------    ------------    ------------    ------------
TOTAL LIABS AND EQUITY                        427,256,049      26,242,522       1,593,036         450,767       3,560,975
                                             ============    ============    ============    ============    ============


                                               LINDA H.         TONYA          GAYE LYNN       LARRY W.          5500
ACCOUNT DESCRIPTION                              PVGC          CLUB WEST         CC GOLF         GHH              PV
-------------------                          ------------    ------------    ------------    ------------    ------------
LIABILITIES:

  CURRENT LIABILITIES
A/P & RETENTION                                    73,611          50,836          30,267       2,616,983         441,477
ACCRUED LIABILITIES                                43,641          56,696          72,137         270,000         829,549

INTERCOMPANY ACCOUNTS:
LPSCO - SDC
SMLP - SDC
SCM-SDC  CASH ADVANCES 267                                                                      5,184,808
GH-SDC INTERCO CAPITAL 265                                                                      1,432,265
WWOS-SDC
CLUB WEST                                                         221,941
CORAL CANYON
CC GOLF COURSE TO CC DEVELOPMENT                                                6,840,673
RANCHLAND-RANCHO VIEJO
INTEREST PAYABLE
S/T NOTES PAYABLE
$45 MILLION TERM LOAN
$55 MILLION RLC
TEXTRON LOAN - PVGC
DEF PROFIT & UNEARNED REVENUE
PWCC INTERCO PAYABLE
APS LAND  INTERCO PAYABLE
CUSTOMER DEPOSITS                                                                               1,425,056
                                             ------------    ------------    ------------    ------------    ------------
                                                  117,253         329,473       6,943,077      10,929,112       1,271,026
  LONG-TERM LIABILITIES
LONG-TERM NOTES PAYABLE
WWOS OWES SDC PH I LAND NOTE
WWOS RLC PAYOFF BY SDC
CORPORATE TERM NOTE
CORPORATE RLC
LPSCO BONDS
TEXTRON LOAN - PVGC                             3,332,685
LOAN - CLUB WEST                                                4,830,474
PENSION LIABILITY - SUNCOR
PENSION LIABILITY - WIGWAM RESORT
OTHER ACCRUED LIABILITIES                                                                                       1,514,152
DEFERRED TAXES
LONG-TERM CUSTOMER DEPOSITS
CONTRIB PROPERTY AIA
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL L/T LIABILITIES                     3,332,685       4,830,474               0               0       1,514,152
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL LIABILITIES                         3,449,938       5,159,946       6,943,077      10,929,112       2,785,178

MINORITY INTEREST
  SDC COMMON STOCK
  SDC ADDITIONAL PAID IN CAPITAL
  SDC EARNED SURPLUS-BEGINNING
  SDC EARNED SURPLUS-CURRENT
  SUBSIDIARY EARNINGS-CURRENT                    (952,440)       (267,857)       (210,248)      4,279,761      18,413,384
  SUBSIDIARY EQUITY:
LPSCO
SASI
SMLP #3500
PVGC                                            5,696,556
CLUB WEST                                                       3,819,026
HOMEBUILDING                                                                                    2,878,324
PALM VALLEY #5500                                                                                             132,743,601
KABUTO JV #3000
COMMERCIAL PROPERTIES #2000
HIDDEN HILLS #3300
RANCHO VIEJO #6600
RANCHLAND UTILITY
CORAL CANYON #3900
                                             ------------    ------------    ------------    ------------    ------------
TOTAL EQUITY                                    4,744,115       3,551,169        (210,248)      7,158,086     151,156,985
                                             ------------    ------------    ------------    ------------    ------------
TOTAL LIABS AND EQUITY                          8,194,053       8,711,115       6,732,829      18,087,198     153,942,163
                                             ============    ============    ============    ============    ============


                                                 5501                             3300         R. VIEJO          3900
ACCOUNT DESCRIPTION                            KABUTO JV         COMM.          H HILLS        JOYCE L.       C. CANYON
-------------------                          ------------    ------------    ------------    ------------    ------------
LIABILITIES:

  CURRENT LIABILITIES
A/P & RETENTION                                    32,619         182,016         612,629       1,113,628         262,717
ACCRUED LIABILITIES                                84,320       1,336,432         517,221         229,442          46,428

INTERCOMPANY ACCOUNTS:
LPSCO - SDC
SMLP - SDC
SCM-SDC  CASH ADVANCES 267
GH-SDC INTERCO CAPITAL 265
WWOS-SDC                                                          (92,907)
CLUB WEST
CORAL CANYON                                                                                                      655,381
CC GOLF COURSE TO CC DEVELOPMENT
RANCHLAND-RANCHO VIEJO
INTEREST PAYABLE                                                   96,097
S/T NOTES PAYABLE
$45 MILLION TERM LOAN
$55 MILLION RLC
TEXTRON LOAN - PVGC
DEF PROFIT & UNEARNED REVENUE
PWCC INTERCO PAYABLE
APS LAND  INTERCO PAYABLE
CUSTOMER DEPOSITS                                                                                 224,013
                                             ------------    ------------    ------------    ------------    ------------
                                                  116,939       1,521,639       1,129,850       1,567,083         964,526
  LONG-TERM LIABILITIES
LONG-TERM NOTES PAYABLE
WWOS OWES SDC PH I LAND NOTE                                      962,496
WWOS RLC PAYOFF BY SDC                                         10,000,000
CORPORATE TERM NOTE
CORPORATE RLC
LPSCO BONDS
TEXTRON LOAN - PVGC
LOAN - CLUB WEST
PENSION LIABILITY - SUNCOR
PENSION LIABILITY - WIGWAM RESORT
OTHER ACCRUED LIABILITIES                                         363,450
DEFERRED TAXES
LONG-TERM CUSTOMER DEPOSITS
CONTRIB PROPERTY AIA
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL L/T LIABILITIES                             0      11,325,947               0               0               0
                                             ------------    ------------    ------------    ------------    ------------
      TOTAL LIABILITIES                           116,939      12,847,586       1,129,850       1,567,083         964,526

MINORITY INTEREST
  SDC COMMON STOCK
  SDC ADDITIONAL PAID IN CAPITAL
  SDC EARNED SURPLUS-BEGINNING
  SDC EARNED SURPLUS-CURRENT
  SUBSIDIARY EARNINGS-CURRENT                      (1,919)      4,796,651       1,396,891       2,607,778        (156,726)
  SUBSIDIARY EQUITY:
LPSCO
SASI
SMLP #3500
PVGC
CLUB WEST
HOMEBUILDING
PALM VALLEY #5500
KABUTO JV #3000                                13,729,227
COMMERCIAL PROPERTIES #2000                                    84,216,204
HIDDEN HILLS #3300                                                             14,460,229
RANCHO VIEJO #6600                                                                             16,155,869
RANCHLAND UTILITY
CORAL CANYON #3900                                                                                             27,031,304
                                             ------------    ------------    ------------    ------------    ------------
TOTAL EQUITY                                   13,727,308      89,012,855      15,857,120      18,763,647      26,874,578
                                             ------------    ------------    ------------    ------------    ------------
TOTAL LIABS AND EQUITY                         13,844,247     101,860,441      16,986,970      20,330,730      27,839,104
                                             ============    ============    ============    ============    ============


                                                         CONSOLIDATING & ELIMINATING ENTRIES
                                             ------------------------------------------------------------------

ACCOUNT DESCRIPTION                                 REF              DEBIT                REF         CREDIT        CONSOLIDATED
-------------------                          -----------------    ------------          -------    ------------    ---------------
LIABILITIES:

  CURRENT LIABILITIES
A/P & RETENTION                                                                                                       6,006,056.03
ACCRUED LIABILITIES                                                                                                   9,205,082.56

INTERCOMPANY ACCOUNTS:                                                                                                        0.00
LPSCO - SDC                                                  H          15,731                                                0.00
SMLP - SDC                                                   J          12,492                                                0.00
SCM-SDC  CASH ADVANCES 267                                   B       5,184,808                                                0.00
GH-SDC INTERCO CAPITAL 265                                   A       1,432,265                                                0.00
WWOS-SDC                                                                                      Q          92,907               0.00
CLUB WEST                                                    Z         221,941                                                0.00
CORAL CANYON                                                 X         655,381                                                0.00
CC GOLF COURSE TO CC DEVELOPMENT                            AA       6,840,673                                                0.00
RANCHLAND-RANCHO VIEJO                                       Y         176,174                                                0.00
INTEREST PAYABLE                                             P          96,021                                          818,832.84
S/T NOTES PAYABLE                                                                                                             0.00
$45 MILLION TERM LOAN                                                                                                         0.00
$55 MILLION RLC                                                                                                               0.00
TEXTRON LOAN - PVGC                                                                                                           0.00
DEF PROFIT & UNEARNED REVENUE                                E       3,101,379                                                0.00
PWCC INTERCO PAYABLE                                                                                                    210,445.06
APS LAND  INTERCO PAYABLE                                                                                                     0.00
CUSTOMER DEPOSITS                                                                                                     1,690,933.37
                                                                  ------------                     ------------    ---------------
                                                                    17,736,865                           92,907      17,931,349.86
  LONG-TERM LIABILITIES
LONG-TERM NOTES PAYABLE
WWOS OWES SDC PH I LAND NOTE                                 P         962,496                                                0.00
WWOS RLC PAYOFF BY SDC                                       P      10,000,000                                                0.00
CORPORATE TERM NOTE                                                                                                           0.00
CORPORATE RLC                                                                                                       110,000,000.00
LPSCO BONDS                                                                                                           5,215,000.00
TEXTRON LOAN - PVGC                                                                                                   3,332,685.27
LOAN - CLUB WEST                                                                                                      4,830,473.75
PENSION LIABILITY - SUNCOR                                                                                            5,415,168.77
PENSION LIABILITY - WIGWAM RESORT                                                                                       310,840.34
OTHER ACCRUED LIABILITIES                                                                                             2,526,236.90
DEFERRED TAXES                                                                                                           17,613.00
LONG-TERM CUSTOMER DEPOSITS                                                                                           4,142,445.64
CONTRIB PROPERTY AIA                                                                                                          0.00
                                                                  ------------                     ------------    ---------------
      TOTAL L/T LIABILITIES                                         10,962,496                                0     135,790,463.67
                                                                  ------------                     ------------    ---------------
      TOTAL LIABILITIES                                             28,699,361                           92,907     153,721,813.53

MINORITY INTEREST                                          I,Z      10,592,754            I,R,Z      16,222,086       5,629,331.34
  SDC COMMON STOCK                                                                                                    1,022,000.00
  SDC ADDITIONAL PAID IN CAPITAL                                                                                    355,368,521.94
  SDC EARNED SURPLUS-BEGINNING                                                                                      (65,374,628.73)
  SDC EARNED SURPLUS-CURRENT                                                                                         11,539,252.10
  SUBSIDIARY EARNINGS-CURRENT                    D,F,I,S,U,V,T      31,905,521   L,M,R,Q,Y,Z,AA       1,725,482               0.00
  SUBSIDIARY EQUITY:
LPSCO                                                      F,G      15,023,462                                                0.00
SASI                                                         L         961,291                L         650,000               0.00
SMLP #3500                                                   I      34,407,501                I      30,920,733               0.00
PVGC                                                         M       6,158,173                M         461,618               0.00
CLUB WEST                                                    Z       3,819,026                                                0.00
HOMEBUILDING                                                 D       2,878,324                                                0.00
PALM VALLEY #5500                                            V     132,743,601                                                0.00
KABUTO JV #3000                                              R      13,729,227                                               (0.00)
COMMERCIAL PROPERTIES #2000                                  S      84,216,204                                                0.00
HIDDEN HILLS #3300                                           T      14,460,229                                                0.00
RANCHO VIEJO #6600                                           U      16,155,869                                                0.00
RANCHLAND UTILITY                                            Y       1,109,212                Y          92,325               0.00
CORAL CANYON #3900                                           W      27,073,924                W          42,620              (0.00)
                                                                  ------------                     ------------    ---------------
TOTAL EQUITY                                                       384,641,564                       33,892,778     302,555,145.31
                                                                  ------------                     ------------    ---------------
TOTAL LIABS AND EQUITY                                             423,933,680                       50,207,770     461,906,290.18
                                                                  ============                     ============    ===============

SUNCOR DEVELOPMENT COMPANY
CONSOLIDATING INCOME STATEMENT
FOR THE YEAR ENDING DECEMBER 31, 2000 (UNAUDITED)

                                                                                              RANCHLAND
                               ACCOUNT DESCRIPTION             SUNCOR           LPSCO          UTILITY         SCTS MTN
                               -------------------           ------------    ------------    ------------    ------------
REVENUES
                               Home Sales
                               Land Sales                      42,691,399                                        294,150
                               Commercial Properties            8,757,862
                               Utility Sales                                    3,323,224          65,146
                               Management Fees                    845,515
                                                             ------------    ------------    ------------    ------------

TOTAL OPERATING REVENUES                                       52,294,776       3,323,224          65,146         294,150

OPERATING EXPENSES
                               Cost of Homes Sold
                               Cost of Land Sold               17,223,011                                         250,416
                               Commercial Properties            7,886,356
                               Utility Expense                                  2,292,872          86,505
                               Land Project Costs               1,390,669                                          18,155
                               General & Administrative        11,306,175                                          59,269
                               Depreciation & Amortization      2,103,895         335,546          38,884
                                                             ------------    ------------    ------------    ------------

TOTAL OPERATING EXPENSES                                       39,910,106       2,628,418         125,389         327,840

NET OPERATING INCOME/(LOSS)                                    12,384,670         694,806         (60,243)        (33,690)

OTHER INCOME AND GAINS
                               Equity in Joint Ventures         2,324,093
                               Interest Income                    843,509         223,432                          45,877
                               Other                            1,063,507           3,106
                                                             ------------    ------------    ------------    ------------

TOTAL OTHER INCOME AND GAINS                                    4,231,109         226,537                          45,877

INTEREST EXPENSE, NET
                               Interest Expense                 8,968,228         307,700                           1,780
                               Less: Capitalized Interest      (6,201,668)
                                                             ------------    ------------    ------------    ------------

TOTAL INTEREST EXPENSE, NET                                     2,766,560         307,700                           1,780

                               Minority Interest                  (85,715)                                        575,693

INCOME BEFORE TAXES                                            13,934,934         613,643         (60,243)       (565,286)

                               Income Taxes                     7,515,478         248,562
                                                             ------------    ------------    ------------    ------------

NET INCOME/(LOSS)                                            $  6,419,456    $    365,081    $    (60,243)   $   (565,286)
                                                             ============    ============    ============    ============


                                                                                                                HIDDEN
                               ACCOUNT DESCRIPTION               PVGC            GHH             WWOS           HILLS
                               -------------------           ------------    ------------    ------------    ------------
REVENUES
                               Home Sales                                      62,417,638
                               Land Sales                                         540,000                       4,975,000
                               Commercial Properties            2,712,685                       1,996,347
                               Utility Sales
                               Management Fees
                                                             ------------    ------------    ------------    ------------

TOTAL OPERATING REVENUES                                        2,712,685      62,957,638       1,996,347       4,975,000

OPERATING EXPENSES
                               Cost of Homes Sold                              52,467,030
                               Cost of Land Sold                                  400,379                       4,060,531
                               Commercial Properties              300,823                         846,272
                               Utility Expense
                               Land Project Costs                                                                 268,745
                               General & Administrative         2,403,103       5,449,460                         128,731
                               Depreciation & Amortization        575,122         552,175         774,396
                                                             ------------    ------------    ------------    ------------

TOTAL OPERATING EXPENSES                                        3,279,048      58,869,044       1,620,668       4,458,007

NET OPERATING INCOME/(LOSS)                                      (566,363)      4,088,594         375,679         516,993

OTHER INCOME AND GAINS
                               Equity in Joint Ventures
                               Interest Income                                                      6,244           8,350
                               Other                                              207,146
                                                             ------------    ------------    ------------    ------------

TOTAL OTHER INCOME AND GAINS                                                      207,146           6,244           8,350

INTEREST EXPENSE, NET
                               Interest Expense                   386,077                       1,008,243
                               Less: Capitalized Interest
                                                             ------------    ------------    ------------    ------------

TOTAL INTEREST EXPENSE, NET                                       386,077                       1,008,243

                               Minority Interest

INCOME BEFORE TAXES                                              (952,440)      4,295,740        (626,320)        525,343

                               Income Taxes
                                                             ------------    ------------    ------------    ------------

NET INCOME/(LOSS)                                            $   (952,440)   $  4,295,740    $   (626,320)   $    525,343
                                                             ============    ============    ============    ============


                                                                CORAL           RANCHO       CONSOLIDATED
                               ACCOUNT DESCRIPTION              CANYON          VIEJO           INCOME
                               -------------------           ------------    ------------    ------------
REVENUES
                               Home Sales                       5,438,779      21,822,719      89,679,136
                               Land Sales                       1,311,125         847,651      50,659,325
                               Commercial Properties                                           13,466,894
                               Utility Sales                                                    3,388,370
                               Management Fees                                                    845,515
                                                             ------------    ------------    ------------

TOTAL OPERATING REVENUES                                        6,749,904      22,670,370     158,039,240

OPERATING EXPENSES
                               Cost of Homes Sold               4,429,026      17,345,849      74,241,905
                               Cost of Land Sold                1,083,259         458,306      23,475,902
                               Commercial Properties                                            9,033,451
                               Utility Expense                                                  2,379,377
                               Land Project Costs                  22,331         241,396       1,941,295
                               General & Administrative         1,505,561       1,974,067      22,826,366
                               Depreciation & Amortization         31,209         246,078       4,657,305
                                                             ------------    ------------    ------------

TOTAL OPERATING EXPENSES                                        7,071,386      20,265,696     138,555,601

NET OPERATING INCOME/(LOSS)                                      (321,482)      2,404,674      19,483,639

OTHER INCOME AND GAINS
                               Equity in Joint Ventures                                         2,324,093
                               Interest Income                      7,069             371       1,134,851
                               Other                               16,384          30,903       1,321,046
                                                             ------------    ------------    ------------

TOTAL OTHER INCOME AND GAINS                                       23,453          31,275       4,779,990

INTEREST EXPENSE, NET
                               Interest Expense                                                10,672,028
                               Less: Capitalized Interest                                      (6,201,668)
                                                             ------------    ------------    ------------

TOTAL INTEREST EXPENSE, NET                                                                     4,470,360

                               Minority Interest                                                  489,978

INCOME BEFORE TAXES                                              (298,030)      2,435,949      19,303,291

                               Income Taxes                                                     7,764,040
                                                             ------------    ------------    ------------

NET INCOME/(LOSS)                                            $   (298,030)   $  2,435,949    $ 11,539,251
                                                             ============    ============    ============

SUNCOR DEVELOPMENT COMPANY
CONSOLIDATING BALANCE SHEET
DECEMBER 2000 CONSOLIDATING & ELIMINATING ENTRIES

                                                                                       DEBIT              CREDIT
                                                                                   -------------       -------------
A.   SCM INTERCO A/P TO SDC                                                        $6,881,947.37
       SDC A/R FROM SCM                                                                                $6,881,947.37

     GH INTERCO CAPITAL FROM SDC - ACQUISITION                                     $1,432,265.22
       GH INTERCO A/P TO SDC                                                       $1,202,697.24
       SDC A/R FROM GH                                                                                 $2,634,962.43


B.   HOMEBUILDING CASH ADVANCES FROM SDC                                           $5,184,807.73
       SDC CASH ADVANCES TO HOMEBUILDING                                                               $5,184,807.73


C.   SCM INTERCO CAPPED INTEREST                                                   $5,748,529.44
       SDC INTERCO INTEREST A/R FROM SCM                                                               $5,748,529.47

     ELIMINATE INTERCO RECEIVABLES/PAYABLES BETWEEN HOMEBUILDING AND SDC


D.   HOMEBUILDING ACCUMULATED EARNINGS                                             $2,878,324.34
       SDC INVESTMENT IN GH                                                                            $6,640,235.87
       SDC DUE DILIGENCE COSTS - GHH ACQUISITION
       SDC INVESTMENT IN SCM                                                                           $  517,849.94
     HOMEBUILDING CURRENT YEAR EARNINGS                                            $4,279,761.47


     ELIMINATE SDC INVESTMENT IN GOLDEN HERITAGE & SCM


E.   DEFERRED INTERCO PROFIT                                                       $3,101,378.61
       HOME INVENTORY                                                                                  $3,101,378.61

     ELIMINATE DEFERRED PROFIT ON INTERCO LOT SALES TO HOMEBUILDING


F.   LPSCO COMMON STOCK                                                      X         78,200.00
     LPSCO PAID IN CAPITAL                                                         13,128,556.85
     LPSCO EARNINGS - PRIOR                                                         1,516,705.00
     LPSCO EARNINGS - CURRENT YEAR                                                    365,081.67
       SDC INVESTMENT IN LPSCO - CONTRIB CAPITAL                                                       13,206,756.86
       SDC INVESTMENT IN LPSCO - EARNINGS                                                               1,881,048.20
       SDC DEFERRED TAXES DIFFERENTIAL

     ELIMINATE SDC INVESTMENT IN LPSCO


G.   LPSCO LONG-TERM NOTES PAYABLE                                           X        300,000.00
       SDC LONG-TERM NOTES RECEIVABLE                                                                     300,000.00

     ELIMINATE LPSCO INTERCOMPANY NOTE WITH SDC


H.   LPSCO ACCOUNTS PAYABLE                                                            15,730.51
       SDC ACCOUNTS RECEIVABLE                                                                             15,730.51

     ELIMINATE LPSCO INTERCOMPANY A/R WITH SDC

I.     SMLP CONTRIBUTED CAPITAL - MINORITY INT                               X                         10,507,040.00
     SMLP CONTRIBUTED CAPITAL - SDC  GP                                               490,147.01
       SMLP DISTRIBUTED CAPITAL - SDC  GP                                                              13,483,361.00
     SMLP CONTRIBUTED CAPITAL - SDC  LP                                             2,100,000.00
       SMLP DISTRIBUTED CAPITAL - SDC  LP                                                               6,930,332.00
     SMLP EARNINGS - PRIOR                                                         31,817,353.69
     SMLP EARNINGS - CURRENT YEAR                                                      45,973.27
     MINORITY INTEREST CONTRIBUTED CAPITAL                                         10,507,040.00
       MINORITY INTEREST - PRIOR (35%)                                                                 11,710,226.79
       MINORITY INTEREST - CURRENT YEAR (35%)                                                              16,090.64
       SDC INVESTMENT IN SMLP - LP                                                                      2,100,000.00
     SDC DISTRIBUTIONS FROM  SMLP - LP                                              6,955,259.26
       SDC INVESTMENT IN SMLP - GP                                                                        490,147.01
     SDC DISTRIBUTIONS FROM  SMLP - GP                                             13,458,433.74
       SDC INVESTMENT IN SMLP - EARNINGS                                                               20,137,009.52
     SDC LAND BASIS DIFFERENTIAL

     ELIMINATE SDC INVESTMENT IN SMLP #3500

J.   SMLP ACCOUNTS PAYABLE                                                   X         12,491.79
       SDC ACCOUNTS RECEIVABLE                                                                             12,491.79

SUNCOR DEVELOPMENT COMPANY
CONSOLIDATING BALANCE SHEET
DECEMBER 2000 CONSOLIDATING & ELIMINATING ENTRIES

                                                                                       DEBIT              CREDIT
                                                                                   -------------       -------------
     ELIMINATE SMLP INTERCOMPANY A/R WITH SDC AND HOMEBUILDING (PREMIUMS)

L.   SASI CONTRIBUTED CAPITAL                                                X        489,023.22
       SASI CAPITAL DISTRIBUTIONS                                                                         650,000.00
       SASI EARNINGS - PRIOR YEARS                                                    472,267.95
       SASI EARNINGS - CURRENT YEAR                                                                        76,048.00
       PV INVESTMENT IN SASI - CONTRIB CAPITAL                                                            489,023.22
     PV INVESTMENT IN SASI - DISTRIBUTIONS                                            650,000.00
       PV INVESTMENT IN SASI - EARNINGS                                                                   396,219.95

     ELIMINATE PALM VALLEY INVESTMENT IN SASI

M.     PVGC BOOKS - SDC CONTRIBUTED CAPITAL                                  X      6,158,173.14
       PVGC EARNINGS - PRIOR YEARS                                                                        461,617.51
       PVGC EARNINGS - CURRENT                                                                            952,440.16
       SDC INVESTMENT IN PVGC - EARNINGS                                            1,414,057.67
       SDC INVESTMENT IN PVGC - CONTRIB CAPITAL                                                         6,158,173.14

     ELIMINATE SDC INVESTMENT IN PALM VALLEY GOLF

N.   SDC  CONTRIB. CAPITAL TO PVGC                                           X                          4,940,770.42
       PVGC ACCOUNTS RECEIVABLE                                                     4,940,770.42

O.   INTENTIONALLY LEFT BLANK.

P.   WWOS INTEREST PAYABLE - RLC                                             X         96,097.45
       SDC INTEREST RECEIVABLE - PHASE 1 LAND                                                              21,834.16
       SDC INTEREST RECEIVABLE - RLC                                                                       74,263.29

     WWOS NOTES PAYABLE - PHASE 1 LAND                                                962,496.44
       SDC NOTES RECEIVABLE - PHASE 1 LAND                                                                962,496.44

     WWOS NOTES PAYABLE - RLC                                                X     10,000,000.00
       SDC NOTES RECEIVABLE - RLC                                                                      10,000,000.00

     ELIMINATE WWOS INTERCOMPANY NOTES AND INTEREST WITH SDC

Q.   WWOS ACCOUNTS PAYABLE                                                   X         92,906.63
       SDC ACCOUNTS RECEIVABLE                                                                             92,906.63

     ELIMINATE WWOS INTERCOMPANY A/R WITH SDC

R.   KABUTO CONTRIBUTED CAPITAL - SDC                                        X      9,610,458.25
     KABUTO CONTRIBUTED CAPITAL - KABUTO                                            4,118,768.30
     KABUTO CURRENT PERIOD EARNINGS                                                                         1,918.95
       MINORITY INTEREST                                                                                4,118,768.30
       SDC INVESTMENT IN KABUTO - CONTR CAPITAL                                                         9,610,458.25
       SDC INVESTMENT IN KABUTO - EARNINGS                                              1,918.95

     ELIMINATE SDC INVESTMENT IN KABUTO JV #3000

S.   COMMERCIAL OPS CONTRIBUTED CAPITAL                                      X     74,021,688.26
     COMMERCIAL EARNINGS - PRIOR                                                   10,194,516.13
     COMMERCIAL EARNINGS - CURRENT YEAR                                             4,796,650.73
     SDC INVEST IN GEN COMMERCIAL OPS - EARNINGS                                                        4,222,681.73
       SDC INVEST IN GEN COMMERCIAL OPS - CONT CAPITAL                                                 75,133,507.87
       SDC INVEST IN HAYDEN FERRY LAKESIDE                                                              3,013,509.35
       SDC INVESTMENT IN OUTER LIMITS - PURCHASE                                                        1,822,514.94
       SDC INVESTMENT IN FIDDLE (SCOTTS) - CONT CAPITAL                             3,761,778.75
       SDC INVESTMENT IN FIDDLE (SCOTTS) - EARNINGS                                   632,086.48
       SDC INVESTMENT IN FUNTASTICKS - CONT CAPITAL                                   475,281.57
       SDC INVESTMENT IN FUNTASTICKS - EARNINGS                                                           621,866.50
       SDC INVESTMENT IN FIDDLE (TEMPE) - CONT CAPITAL                              1,708,971.07
       SDC INVESTMENT IN FIDDLE (TEMPE) - EARNINGS                                                      1,304,459.03
       SDC INVESTMENT IN APS PROPERTIES - EARNINGS                                                        422,039.77
       SDC INVESTMENT IN BLACK CANYON CP - EARNINGS                                                       741,505.80
       SDC INVESTMENT IN PV MARKETPLACE - EARNINGS                                                      3,473,608.17
       SDC INVESTMENT IN PV PAVILIONS - EARNINGS                                                        3,821,321.75

SUNCOR DEVELOPMENT COMPANY
CONSOLIDATING BALANCE SHEET
DECEMBER 2000 CONSOLIDATING & ELIMINATING ENTRIES

                                                                                       DEBIT              CREDIT
                                                                                   -------------       -------------
       SDC INVESTMENT IN DYSART/MCDOWELL CENTER                                                           872,111.61
       SDC INVESTMENT IN PV CROSSING                                                                    1,306,478.79
       SDC INVESTMENT IN PV OFFICE PARK                                                                   247,225.04
       SDC INVESTMENT IN METROCENTER                                                                      281,410.66
       SDC INVESTMENT IN RESTORATION PALACE                                           178,046.92
       SDC INVESTMENT IN LITCHFIELD PARK OPS                                                              168,239.27
       SDC INVESTMENT IN AUTOPLEX                                                     148,809.37
       SDC INVESTMENT IN TALAVI - EARNINGS                                            221,422.43
       SDC INVESTMENT IN WWOS - EARNINGS                                            1,319,039.52
       SDC INVESTMENT IN LP PROF. PLAZA - EARNINGS                                                          6,875.56

     ELIMINATE SDC INVESTMENT IN COMMERCIAL OPERATIONS #2000

T.   HIDDEN HILLS SDC CONTRIBUTED CAPITAL                                    X      9,898,479.18
     GLAZ CONTRIBUTED CAPITAL, NET                                                  4,474,530.28
       GLAZ INVESTMENT IN HIDDEN HILLS - CONT CAPITAL                                                   4,474,530.28
       HIDDEN HILLS EARNINGS - PRIOR                                                   87,219.79
       HIDDEN HILLS EARNINGS - CURRENT YEAR                                         1,396,891.01
     SDC INVESTMENT IN HIDDEN HILLS - EARNINGS                                                          1,484,110.80
       SDC INVESTMENT IN HIDDEN HILLS - CONT CAPITAL                                                    9,898,478.90

     ELIMINATE SDC INVESTMENT IN HIDDEN HILLS JV #3300

U.   SDC INVESTMENT IN RANCHO VIEJO - EARNINGS                               X                          3,936,793.89
       SDC INVESTMENT IN RANCHO VIEJO - CAPITAL                                                        14,826,853.90
     RANCHO VIEJO CONTRIBUTED CAPITAL                                              14,826,853.90
       RANCHO VIEJO EARNINGS - PRIOR                                                1,329,014.88
       RANCHO VIEJO EARNINGS - CURRENT YEAR                                         2,607,778.40

     ELIMINATE SDC INVESTMENT IN RANCHO VIEJO JV #6600

V.   PV CONTRIBUTED CAPITAL                                                  X    118,191,627.22
     PV EARNINGS - PRIOR                                                           14,551,973.51
     PV EARNINGS - CURRENT YEAR                                                    18,413,384.22
       SDC INVESTMENT IN PALM VALLEY - EARNINGS                                                        32,965,357.73
       SDC INVESTMENT IN PALM VALLEY - DEVELOP                                                        118,191,627.22

     ELIMINATE SDC INVESTMENT IN PALM VALLEY #5500

W.   CORAL CANYON CONTRIBUTED CAPITAL                                              27,073,924.12
     CORAL CANYON - PRIOR                                                                                  42,620.30
     CORAL CANYON - CURRENT YEAR                                                                          156,726.00
       SDC INVESTMENT IN CORAL CANYON - DEVELOP                                                        27,073,923.10
       SDC INVESTMENT IN CORAL CANYON - EARNINGS                                      199,345.28

X.   CORAL CANYON ACCOUNTS PAYABLE                                                    655,380.98
     CORAL CANYON INTERCOMPANY INVOICES                                                                     5,708.26
       SDC ACCOUNTS RECEIVABLE                                                                            650,044.04

     ELIMINATE SDC INVESTMENT IN CORAL CANYON #3900

Y.   RANCHLAND - CURRENT YEAR                                                                              60,243.14
     RANCHLAND - PRIOR YEARS EARNINGS                                                                      92,325.37
     RANCHLAND - CONTRIBUTED CAPITAL                                                1,109,211.60
     RANCHLAND - DUE TO/FROM RANCHO VIEJO                                             176,174.00
       RANCHO INVESTMENT IN RANCHLAND UTILTY-CAPITAL                                                    1,109,211.60
       SDC INVESTMENT IN RL UTILTY-EARNINGS PRIOR                                      92,325.37
       SDC INVESTMENT IN RL UTILTY-EARNINGS CURRENT                                    59,775.62
       RANCHO - DUE TO/FROM RANCHLAND UTILITIES                                                           177,219.76

     ELIMINATE RANCHO INVESTMENT IN RANCHLAND UTILITY

Z.   CLUB WEST - MINORITY INTEREST                                                    377,000.00
     CLUB WEST - SDC CONTRIBUTED CAPITAL                                            3,442,026.39
     CLUB WEST - CURRENT YEAR EARNINGS                                                                    267,857.48
     CLUB WEST - PRIOR EARNINGS
     CLUB WEST - INTERCOMPANY WITH SDC                                                221,941.29
       MINORITY INTEREST-32%                                                           85,714.39
       SDC INVESTMENT - EARNINGS                                                      182,143.09
       SDC INVESTMENT - CAPITAL                                                                         3,442,026.39
       CWGC CONTRIBUTED CAPITAL - MINORITY INT                                                            377,000.00
       SDC INTERCOMPANY WITH CLUB WEST                                                                    221,941.29

SUNCOR DEVELOPMENT COMPANY
CONSOLIDATING BALANCE SHEET
DECEMBER 2000 CONSOLIDATING & ELIMINATING ENTRIES

                                                                                       DEBIT              CREDIT
                                                                                   -------------       -------------
     ELIMINATE SDC INVESTMENT IN CLUB WEST

AA   CORAL CANYON GOLF - CURRENT YEAR EARNINGS                                                            210,248.19
     CORAL CANYON GOLF COURSE - INTERCOMPANY WITH CORAL CANYON DEVELOPMENT          6,840,673.36
     CORAL CANYON DEVELOPMENT - INTERCOMPANY WITH CORAL CANYON GOLF COURSE                              6,840,673.00
                                                                                       54,809.40
                                                                                                           54,809.40
       SDC INVESTMENT EARNINGS                                                        208,745.93

     ELIMINATE SDC INVESTMENT IN CORAL CANYON GOLF CLUB